Exhibit (a)(5)(xvii)

Monster Worldwide Issues Statement On Most Recent Letter From MediaNews Group

MediaNews Group’s Letter Is Based on Flawed and Uninformed Assumptions; Continues Misguided

Efforts to Put Randstad All-Cash Offer at Risk Without Offering Superior Proposal

WESTON, Mass., Sept. 12, 2016 /PRNewswire/ — Monster Worldwide, Inc. (NYSE: MWW), a global leader in connecting jobs and people, today issued the following response to MediaNews Group, Inc.‘s (“MNG”) letter dated Monday, September 12, 2016:

MNG is not offering Monster stockholders anything for their shares. Instead, MNG, whose ownership in Monster was only established in July and early August of 2016, is asking stockholders to reject an all-cash, premium offer in exchange for the hope that an undisclosed strategy led by their yet-to-be-selected director candidates will deliver significantly greater value sometime in the future.

Monster’s Board of Directors and management team are committed to maximizing stockholder value. Monster’s transaction with Randstad provides stockholders with immediate and certain cash value of $3.40 per share, representing a 22.7% premium to Monster’s closing stock price on August 8, 2016, the last trading day prior to the announcement, and a 29.4% premium over the 90-day average stock price. Our Board unanimously recommends that Monster stockholders accept Randstad’s all-cash premium offer, as we believe it maximizes value for Monster stockholders.

As previously announced on August 9, 2016, Monster entered into a definitive agreement with Randstad under which Randstad will acquire Monster for $3.40 per share in cash. On September 6, 2016, Monster filed a Schedule 14D-9 with the Securities and Exchange Commission. The transaction is expected to be completed in the fourth quarter of 2016, subject to regulatory approvals.

Evercore is serving as financial advisor to Monster and Dechert LLP is serving as legal counsel.

About Monster

Monster Worldwide, Inc. (NYSE: MWW) is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website monster.com® and a vast array of products and services. For more information visit monster.com/about.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this Press Release regarding the planned transaction, the expected timetable for completing the planned transaction, future financial and operating results, future capital structure and liquidity, benefits of the panned transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of completion of the planned transaction, the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of Monster Worldwide, Inc., the possibility that competing offers will be made and the satisfaction or waiver of the other conditions to the consummation of the planned transaction; the potential impact of the announcement or consummation of the planned transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Randstad North America, Inc. and Monster Worldwide, Inc. Forward-looking statements speak only as of the date the statement was made.

Additional Information and Where to Find It

Randstad North America, Inc.’s tender offer for shares of Monster Worldwide, Inc.’s common stock commenced on September 6, 2016, and, in connection with the offer, Randstad North America, Inc. and its subsidiary, Merlin Global Acquisition, Inc., filed a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Monster Worldwide, Inc. filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Monster Worldwide, Inc.’s stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Monster Worldwide, Inc. with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge by contacting MacKenzie Partners, Inc., the information agent for the tender offer, toll-free at (800) 322-2885 (or at +1 212-929-5500 collect if you are located outside the U.S. and Canada), or by email to monster@mackenziepartners.com.

Contacts:

Investors:

Bob Jones

(212) 351-7032

bob.jones@monster.com

Media:

Matt Anchin

(212) 351-7528

matt.anchin@monster.com